UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                  CURENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

            Date of Report (Date of earliest reported) August 4, 2003

                            SFBC International, Inc.
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             (Exact name of registrant as specified in its chapter)

         Florida                        001-16119             59-2407464
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(State or other jurisdiction           (Commission           (IRS Employer
 of incorporation)                     File Number)          Identification No.)


   11190 Biscayne Blvd., Miami, Florida                           33181
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  (Address of principal executive offices)                      (Zip Code)


        Registrant's telephone number, including area code: 305-895-0304
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On August 4, 2003, SFBC International, Inc. ("SFBC") through its wholly-owned subsidiary, South Florida Kinetics, Inc. ("SFBC Miami"), acquired 100% of the capital stock of Clinical Pharmacology of Florida, Inc. ("CPF") and 100% of the capital stock of Clinical Pharmacology International, Inc. ("CPI"). CPF was a privately-held clinical research company located in South Florida, and CPI is a company that holds real estate that it leases to CPF. We refer to both CPF and CPI as Clinical Pharmacology Associates ("CPA") below.

         Under the terms of the Acquisition Agreement we acquired CPA for $7.5 million in cash and $8.25 million in SFBC common stock using the $18.62 price contained in the Acquisition Agreement. This price was negotiated in July as the SFBC common stock price was rapidly increasing. For financial statement purposes, the common stock issued to shareholders of CPA will be valued at a higher price which will approximate the price as of the date of Closing (subject to a possible liquidity discount). We issued a total of 443,072 shares of common stock. Of the sums paid, $1 million in cash and approximately 94,000 shares in common stock have been placed in escrow and one-sixth will be released every six months over the next three years to the shareholders of CPA. In return we acquired $750,000 in net assets comprised of cash and accounts receivables, less accounts payable and accrued liabilities and also acquired CPA's building valued at $750,000.

         Also, the shareholders of CPA will have an opportunity over a three-year period to earn up to a total $9,000,000 in additional consideration, one-half in cash and one-half in common stock, based upon attaining certain revenue milestones, as defined in the Acquisition Agreement.

         For the year ended December 31, 2002, CPA's unaudited net revenue was approximately $8.1 million and unaudited pre-tax income was approximately $3.9 million.

         SFBC Miami has retained all of CPA's employees and has entered into three-year employment agreements with the key members of CPA's management, consisting of Dr. Kenneth C. Lasseter, Mr. E. Cooper Shamblen and Ms. Stacy C. Dilzer.

         The CPA facility we acquired is a 70-bed facility used in conducting Phase I clinical research, which is located at 2060 NW 22nd Avenue, Miami, Florida. SFBC intends to phase out the operations at this facility and use SFBC Miami's excess capacity in its existing research facility in Miami.

         In addition, SFBC has recently increased its line of credit by $5 million to $15 million. Wachovia Bank, National Association, provided the line of credit at competitive interest rates below the prime rate. SFBC has drawn down on its line of credit for the cash portion of the CPF acquisition.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)      Financial Statements of the businesses acquired.

                  The combined financial statements of CPF and CPI for the year ended December 31, 2002 shall be filed within 60 days after the date of this Report on Form 8-K must be filed.

         (b)      Pro Forma financial information.

                  The pro forma financial information shall be filed within 60 days after the date that this Report on Form 8-K must be filed.

         (c)      Exhibits

                  Exhibit No.                        Exhibit
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                  2.1                                Acquisition Agreement*

                  2.2                                Wachovia Credit Facility

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*        Confidential treatment has been requested for confidential information contained in the Acquisition Agreement.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     SFBC International, Inc.



                                                     By: /s/ Arnold Hantman
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                                                         Arnold Hantman,
Date:  August 19, 2003                                   Chief Executive Officer